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                      [TENZER GREENBLATT LLP LETTERHEAD]

                                                           February 18, 1998

VIA EDGAR AND FACSIMILE
-----------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: TAM Restaurants, Inc.
             Withdrawal of Form 8-A 12(b)
             SEC File # 001-13811
             ----------------------------

Dear Sir/Madam:

         On behalf of TAM Restaurants, Inc. (the "Company"), we are hereby withdrawing the registration statement on Form 8-A filed under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on January 21, 1998 (SEC File No. 001-13811).

         Please contact the undersigned with any questions regarding the foregoing.


                                       Very truly yours,

                                       TENZER GREENBLATT LLP

                                       /s/ Joshua M. Jaffe
                                       -----------------------------------
                                           Joshua M. Jaffe

cc: Mr. James Budge